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                                                                     EXHIBIT 3.2
                            CERTIFICATE OF AMENDMENT

                                       OF

                         CERTIFICATION OF INCORPORATION

                                      *****

MobiNetix Systems, Inc., a corporation organized and existing under by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said corporation adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

        RESOLVED, that the Certificate of Incorporation of MobiNetix Systems, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

                 "The name of the corporation is @POS.com, Inc."

        SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation law of the State of Delaware to every stockholder entitled to such notice.


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        THIRD: That the aforesaid amendments was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware,

        IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Aziz Valliani, its President, this 28th day of June, 1999.

                                        /S/ Aziz Valliani
                                        -----------------------------
                                        By: Aziz Valliani, President